Exhibit 99.1

BIG HEART PET BRANDS REPORTS

FISCAL 2014 THIRD QUARTER RESULTS

San Francisco – March 7, 2014 – Big Heart Pet Brands (formerly known as Del Monte Corporation) completed the sale of its Consumer Products business on February 18, 2014 and is now one of the largest standalone pet products companies in the U.S.

Announcement Highlights

For the third quarter fiscal 2014:

•	Pet Products net sales increased 9% to $576 million primarily driven by volume from the recently acquired Natural Balance brand

•	Operating income[1] increased 27% to $82 million

•	Adjusted EBITDA[2] (Pet Products and Corporate) increased 15% to $131 million

“As a standalone pet products company, Big Heart Pet Brands will be singularly focused on capturing growth opportunities in the expanding $21 billion U.S. pet products category,” said Dave West, president and chief executive officer, Big Heart Pet Brands. “We are uniquely positioned with a powerful and broad portfolio of iconic pet brands, strong position in key pet food categories, robust business fundamentals and a commitment to creating a better future for pets by nurturing the bond between pets and the people who love them.”

[1]	Excludes the results of the Consumer Products business, which are classified as discontinued operations for all periods presented.
[2]	Reflects “EBITDA” and “Consolidated EBITDA” as calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements, respectively, and on the same basis as previous periods. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Background on the Presentation of Results

On February 18, 2014, the Company completed the sale of the Consumer Products business (the “Consumer Business”) to Del Monte Pacific Limited. The transaction was completed after the quarter ended, accordingly results include activity from the Consumer Business, which are reported as discontinued operations for all periods presented. In accordance with U.S. generally accepted accounting principles, discontinued operations only include expenses directly attributable to the discontinued operation. Consequently, certain expenses that have historically been allocated to the Consumer Business are not included in discontinued operations.

As a result of the sale, a related transition services agreement and the use of the sale proceeds to pay down debt, historical results for continuing operations are not indicative of future performance.

The current reporting of Adjusted EBITDA under the Company’s 7.625% Notes Indenture and credit agreements continues on the same basis as in previous periods.

Results for the Three Months Ended January 26, 2014

Pet Products net sales increased 9.2% year-over-year to $575.7 million. The acquisition of Natural Balance Pet Foods, Inc. (“Natural Balance”) primarily drove the increase as well as sales from new products. Partially offsetting the increase was volume declines in existing products.

Pet Products operating income increased 30.3% to $96.3 million. The increase was driven by favorable operating costs related to the lapping of prior year expenses associated with a voluntary recall, lower ingredients costs, and productivity savings. Volume from Natural Balance also favorably impacted operating income. Partially offsetting the increase was higher SG&A reflecting increased marketing spend across the portfolio as well as Natural Balance’s dedicated sales force in the pet specialty channel.

Pet Products Adjusted EBITDA increased 2.8% to $129.4 million. The drivers were similar to those of operating income described above, except for the costs associated with the voluntary recall. In calculating Adjusted EBITDA, the expenses associated with the voluntary recall were excluded from prior year pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

Operating income (Pet Products and Corporate) increased 26.6% to $82.4 million. The drivers of the increase are similar to those noted above for Pet Products operating income.

Adjusted EBITDA (Pet Products and Corporate) increased 15.3% to $131.3 million. The drivers were similar to those of Pet Products Adjusted EBITDA described above. In addition, the lapping of the prior year unfavorable impact of cash hedge positions also contributed to the increase. The cash impact of hedge positions is included within Corporate Adjusted EBITDA as defined pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

Income from discontinued operations before income taxes (Consumer Business) decreased $8.1 million to $37.3 million. The decrease was primarily due to lower volume and higher trade spend.

Total Adjusted EBITDA increased $1.5 million to $165.5 million. The drivers are similar to those noted above for Adjusted EBITDA (Pet Products and Corporate) offset by the decline in income from discontinued operations before income taxes (Consumer Business).

Results for the Nine Months Ended January 26, 2014

Pet Products net sales increased 8.5% to $1,608.7 million. The acquisition of Natural Balance primarily drove the increase as well as list pricing actions net of trade spend (“net pricing”). Partially offsetting the increase were volume declines for existing products (including pricing elasticity).

Pet Products operating income increased 42.5% to $260.8 million. The increase was primarily driven by net pricing, favorable operating costs related to the lapping of prior year expenses associated with a voluntary recall and volume from Natural Balance. Partially offsetting the increase was higher SG&A reflecting Natural Balance’s dedicated sales force in the pet specialty channel.

Pet Products Adjusted EBITDA increased 19.9% to $357.7 million. The drivers of the increase were similar to those of Pet Products operating income mentioned above, except for the costs associated with the voluntary recall. In calculating Adjusted EBITDA, the expenses associated with the voluntary recall were excluded from prior year pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

Operating income (Pet Products and Corporate) increased 46.6% to $220.4 million. The drivers of the year-over-year increase are similar to those noted above for Pet Products operating income.

Adjusted EBITDA (Pet Products and Corporate) increased 16.8% to $353.3 million. The drivers of the increase were similar to those of Pet Products Adjusted EBITDA mentioned above. Partially offsetting the increase was the lapping of the prior year favorable impact of cash hedge positions. The cash impact of hedge positions is included within Corporate Adjusted EBITDA as defined pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

Income (loss) from discontinued operations before income taxes (Consumer Business) decreased $219.8 million to a loss of $105.4 million. The decrease was primarily due to a non-cash impairment charge of $193.8 million recorded in connection with the classification of the Consumer Business to discontinued operations. In addition, unfavorable volume/mix also impacted results, partially offset by net pricing.

Total Adjusted EBITDA increased 1.8% to $447.0 million. The drivers are similar to those noted above for Adjusted EBITDA (Pet Products and Corporate) offset by the income (loss) from discontinued operations before income taxes (Consumer Business), except that total Adjusted EBITDA is not impacted by the non-cash impairment charge discussed above.

Select Liquidity Data3

At January 26, 2014, including assets and liabilities of discontinued operations, total debt was $3,909.6 million and cash and cash equivalents were $29.1 million. As of January 26, 2014, there were no outstanding borrowings under the Company’s $750.0 million ABL Facility. For the nine months ended January 26, 2014, capital expenditures totaled $64.5 million.

[3]	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories in the Condensed Consolidated Statements of Cash Flows for all periods presented.

Free Cash Flow4 for the nine months ended January 26, 2014 was $(91.0) million, compared to $64.7 million in the prior year period. The decline was primarily due to higher working capital as inventories increased in the Consumer Business due to lower sales volume. In addition, higher cash taxes also contributed to the decline.

In connection with the sale of the Consumer Business, the Company has received cash of $1.675 billion as well as a preliminary working capital adjustment of approximately $110 million subject to a true-up in accordance with the terms of the purchase agreement. The Company used approximately $1.3 billion of after tax net proceeds to repay $881.0 million of the $2,607.4 million Term Loan B and announced its intent to redeem on March 13, 2014 an aggregate principal amount of $400.0 million of the Company’s 7.625% Senior Notes due 2019. In addition, the Company also repriced the Term Loan B and extended its maturity to 2020 as well as refinanced the existing ABL Facility with a new $225.0 million, five year ABL Facility.

Conference Call/Webcast Information

Big Heart Pet Brands will host a live audio webcast, accompanied by a slide presentation, to discuss the third quarter fiscal 2014 results at 8:00 a.m. PT (11:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.bigheartpet.com. Under Events, click Q3 F14 Big Heart Pet Brands Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.bigheartpet.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Big Heart Pet. The webcast and slide presentation will be available online following the presentation.

About Big Heart Pet Brands

Big Heart Pet Brands is one of the largest standalone producers, distributors and marketers of premium quality, branded pet food and pet snacks for the U.S. retail market. Big Heart Pet Brands makes quality products that meet pets’ needs and exceed pet parents’ expectations. Its portfolio of brands, with a foundation in food and treats, caters to every pet life stage and every family’s budget through the availability and accessibility of its products.

[4]	Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures, and plus/less decrease/ increase in working capital (excluding the acquisition cost of Natural Balance). Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

The Company’s brands include Meow Mix®, Kibbles’n Bits®, Milk-Bone®, 9Lives®, Natural Balance®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s Kitchen® and other brand names.

For more information, visit the Big Heart Pet Brands website at www.bigheartpet.com.

Non-GAAP Financial Measures

Big Heart Pet Brands reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). In this press release and the accompanying webcast, Big Heart Pet Brands is also providing certain non-GAAP financial measures – specifically, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Net Debt to Adjusted EBITDA.

Big Heart Pet Brands presents Adjusted EBITDA because it believes that this is an important supplemental measure relating to its financial condition since it is used in certain covenant calculations that may be required from time to time under the indenture that governs its 7.625% Senior Notes due 2019 (referred to therein as “EBITDA”) and the credit agreements relating to its Term Loan Facility and ABL Facility (referred to therein as “Consolidated EBITDA”). EBITDA is defined as income before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted as required by the definitions of “EBITDA” and “Consolidated EBITDA” contained in the Company’s indenture and credit agreements. Although Adjusted EBITDA may be useful to benchmark our performance period to period, Big Heart Pet Brands’ presentation of Adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not a GAAP measure of liquidity or profitability and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow available for discretionary expenditures, as it does not take into account debt service requirements, obligations under the monitoring agreement with Big Heart Pet Brands’ Sponsors, capital expenditures or other non-discretionary expenditures that are not deducted from the measure.

Big Heart Pet Brands presents Adjusted EBITDA Margin because it uses such measure internally to focus management on year-over-year changes in the Company’s business and believes this information is also helpful to investors. In calculating Adjusted EBITDA Margin, the Company uses Adjusted EBITDA because it believes its investors are familiar with Adjusted EBITDA and that consistency in the presentation of EBITDA-related measures is helpful to investors.

Big Heart Pet Brands presents Free Cash Flow because it uses such measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. This presentation of Free Cash Flow has limitations as an analytical tool. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, since it does not take into account debt service requirements or other non-discretionary expenditures that are not deducted from the measure.

Big Heart Pet Brands uses Net Debt to Adjusted EBITDA ratios internally to focus management on year-over-year changes in the Company’s leverage and believes this information is also helpful to investors. The Company uses Adjusted EBITDA in this leverage measure because it believes its investors are familiar with Adjusted EBITDA and that consistency in presentation of EBITDA-related measures is helpful to investors.

Big Heart Pet Brands cautions investors that the non-GAAP financial measures presented are intended to supplement its GAAP results and are not a substitute for such results. Additionally, Big Heart Pet Brands cautions investors that the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies. The Company also cautions investors that Adjusted EBITDA is currently presented on a basis consistent with prior periods but the presentation of Adjusted EBITDA for periods subsequent to the closing date of the sale of the Consumer Business may differ from the current presentation.

	Three Months Ended January 26, 2014				Three Months Ended January 27, 2013
	Pet	Consumer			Pet	Consumer
(in millions)	Products	Products	Corporate	Total	Products	Products	Corporate	Total
Reconciliation:
Operating income	$96.3	$—	$(13.9)	$82.4	$73.9	$—	$(8.8)	$65.1
Discontinued operations before income taxes	—	37.3	—	37.3	—	45.4	—	45.4
Add back: Interest expense in discontinued operations	—	0.1	—	0.1	—	0.3	—	0.3
Reclassifications to conform to historical presentation	10.2	(5.3)	(4.9)	—	13.2	(13.4)	0.2	—
Other income (expense)	—	—	0.2	0.2	—	—	(8.4)	(8.4)
Adjustments to arrive at EBITDA:
Depreciation and amortization expense (1)	20.2	1.7	5.9	27.8	17.9	13.6	5.9	37.4
Amortization of debt issuance costs and debt discount (2)	—	—	(5.9)	(5.9)	—	—	(5.7)	(5.7)

EBITDA	$126.7	$33.8	$(18.6)	$141.9	$105.0	$45.9	$(16.8)	$134.1
Non-cash charges	—	—	2.6	2.6	—	—	0.3	0.3
Derivative transactions (3)	—	—	5.4	5.4	—	—	1.4	1.4
Non-cash stock based compensation	—	—	5.3	5.3	—	—	(1.4)	(1.4)
Non-recurring (gains) losses	—	(0.2)	0.7	0.5	14.4	2.0	1.2	17.6
Merger-related items	1.2	—	—	1.2	2.1	—	—	2.1
Business optimization charges	3.0	0.6	2.3	5.9	4.4	2.2	1.7	8.3
Other	(1.5)	—	4.2	2.7	—	—	1.6	1.6

Adjusted EBITDA	$129.4	$34.2	$1.9	$165.5	$125.9	$50.1	$(12.0)	$164.0

(1)	Includes $0.0 million and $0.2 million of accelerated depreciation in the three months ended January 26, 2014 and January 27, 2013, respectively, related to the closure of our Kingsburg, California facility.
(2)	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.
(3)	Represents adjustments needed to reflect only the cash impact of derivative transactions in the calculation of Adjusted EBITDA.

	Nine Months Ended January 26, 2014				Nine Months Ended January 27, 2013
	Pet	Consumer			Pet	Consumer
(in millions)	Products	Products	Corporate	Total	Products	Products	Corporate	Total
Reconciliation:
Operating income	$260.8	$—	$(40.4)	$220.4	$183.0	$—	$(32.7)	$150.3
Discontinued operations before income taxes	—	(105.4)	—	(105.4)	—	114.4	—	114.4
Add back: Interest expense in discontinued operations	—	0.5	—	0.5	—	0.6	—	0.6
Reclassifications to conform to historical presentation	31.7	(22.9)	(8.8)	—	37.8	(26.6)	(11.2)	—
Other income (expense)	—	—	9.8	9.8	—	—	18.8	18.8
Adjustments to arrive at EBITDA:
Depreciation and amortization expense (1)	58.5	26.8	17.0	102.3	52.3	39.8	25.6	117.7
Amortization of debt issuance costs and
debt discount (2)	—	—	(17.0)	(17.0)	—	—	(17.6)	(17.6)

EBITDA	$351.0	$(101.0)	$(39.4)	$210.6	$273.1	$128.2	$(17.1)	$384.2
Non-cash charges	—	—	3.7	3.7	—	—	1.9	1.9
Derivative transactions (3)	—	—	2.5	2.5	—	—	(0.7)	(0.7)
Non-cash stock based compensation	—	—	11.8	11.8	—	—	3.4	3.4
Non-recurring (gains) losses (4)	(2.0)	193.7	(1.1)	190.6	14.4	3.4	4.5	22.3
Merger-related items	4.8	—	5.1	9.9	3.1	—	—	3.1
Business optimization charges	6.0	1.0	4.0	11.0	7.8	5.2	5.8	18.8
Other	(2.1)	—	9.0	6.9	—	—	6.3	6.3

Adjusted EBITDA	$357.7	$93.7	$(4.4)	$447.0	$298.4	$136.8	$4.1	$439.3

Adjustments to arrive at free cash flow:
Cash interest				$(135.8)				$(140.8)
Cash taxes (net of refunds)				(46.5)				(8.1)
Changes in working capital and other				(291.2)				(163.0)
Capital expenditures				(64.5)				(62.7)

Free cash flow (5)				$(91.0)				$64.7

(1)	Includes $0.0 million and $8.0 million of accelerated depreciation in the nine months ended January 26, 2014 and January 27, 2013, respectively, related to the closure of our Kingsburg, California facility.
(2)	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.
(3)	Represents adjustments needed to reflect only the cash impact of derivative transactions in the calculation of Adjusted EBITDA.
(4)	Includes non-cash impairment loss of approximately $193.8 million for the nine months ended January 26, 2014 related to the former Consumer Products segment which is reported as discontinued operations.
(5)	Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures and plus/less decrease/ increase in working capital (excluding the acquisition cost of Natural Balance).

Forward-Looking Statements

This press release and the accompanying conference call may contain forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Such forward-looking statements include statements related to fiscal 2014.

Factors that could cause actual results to differ materially from those described in this press release or the accompanying conference call include, among others: our debt levels and ability to service our debt and comply with covenants; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; competition, including pricing and promotional spending levels by competitors; our ability to launch new products and anticipate changing pet and consumer preferences; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings and shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, water, fats, oils and chemicals; logistics and other transportation-related costs; hedging practices and the financial health of the counterparties to our hedging programs; interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; transformative plans; strategic transaction endeavors, if any, including identification of appropriate targets and successful implementation; reliance on certain third parties, including co-packers, our broker and third-party distribution centers or managers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including packaging and labeling regulations, environmental regulations and import/export regulations or duties; sufficiency and effectiveness of marketing and trade promotion programs; failure of our information technology systems; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect inputs or otherwise disrupt operations; any disruption to our manufacturing or supply chain; impairments in the book value of goodwill or other intangible assets; pension costs and funding requirements; negative comments posted on social media which may influence consumers’ perception of our brands; protecting our intellectual property rights or intellectual property infringement or violation claims; and the control of substantially all of our common stock by a group of private investors and conflicts of interest potentially posed by such ownership.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release and accompanying conference call are qualified by these cautionary statements and are made only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

BIG HEART PET BRANDS AND SUBSIDIARIES

(formerly known as DEL MONTE CORPORATION AND SUBSIDIARIES)

Condensed Consolidated Statements of Operations (unaudited)

(in millions)

	Three Months Ended		Nine Months Ended
	January 26,	January 27,	January 26,	January 27,
	2014	2013	2014	2013
Net sales	$575.7	$527.0	$1,608.7	$1,482.3
Cost of products sold	368.5	354.6	1,026.3	994.3

Gross profit	207.2	172.4	582.4	488.0
Selling, general and administrative expense	124.8	107.3	362.0	337.7

Operating income	82.4	65.1	220.4	150.3
Interest expense	58.4	61.0	176.8	187.2
Other (income) expense	(0.2)	8.4	(9.8)	(18.8)

Income (loss) from continuing operations before income taxes	24.2	(4.3)	53.4	(18.1)
Provision (benefit) for income taxes	8.6	(2.8)	25.0	(9.6)

Income (loss) from continuing operations	15.6	(1.5)	28.4	(8.5)
Income (loss) from discontinued operations before income taxes	37.3	45.4	(105.4)	114.4
Provision (benefit) for income taxes	18.7	15.6	(38.4)	41.7

Income (loss) from discontinued operations	18.6	29.8	(67.0)	72.7

Net income (loss)	$34.2	$28.3	$(38.6)	$64.2

BIG HEART PET BRANDS AND SUBSIDIARIES

(formerly known as DEL MONTE CORPORATION AND SUBSIDIARIES)

Net Sales
(in millions)

	Three Months Ended				Nine Months Ended
	January 26, 2014		January 27, 2013		January 26, 2014		January 27, 2013
Net Sales:
Pet Products	$575.7		$527.0		$1,608.7		$1,482.3

Total	$575.7		$527.0		$1,608.7		$1,482.3

Operating Income by Segment and Corporate expenses
(in millions)

	Three Months Ended				Nine Months Ended
	January 26, 2014		January 27, 2013		January 26, 2014		January 27, 2013
Operating Income (Loss):
Pet Products	$96.3		$73.9		$260.8		$183.0
Corporate expenses (1)	(13.9)		(8.8)		(40.4)		(32.7)

Total	$82.4		$65.1		$220.4		$150.3

(1) Corporate represents expenses not directly attributable the reportable segment.

Other (income) expense
(in millions)
	Three Months Ended				Nine Months Ended
	January 26, 2014	(2)	January 27, 2013	(3)	January 26, 2014	(2)	January 27, 2013	(2)
Other (income) expense:	$(0.2)		$8.4		$(9.8)		$(18.8)

(2) Represents primarily gains on commodity hedging contracts, partially offset by losses on interest rate swaps.
(3) Represents primarily losses on commodity hedging contracts.

Discontinued Operations
(in millions)
	Three Months Ended				Nine Months Ended
	January 26, 2014		January 27, 2013		January 26, 2014		January 27, 2013
Discontinued Operations:
Income (loss) from discontinued operations before income taxes	$37.3		$45.4		$(105.4)		$114.4
Provision (benefit) for income taxes	18.7		15.6		(38.4)		41.7

Income (loss) from discontinued operations	$18.6		$29.8		$(67.0)		$72.7

BIG HEART PET BRANDS AND SUBSIDIARIES

(formerly known as DEL MONTE CORPORATION AND SUBSIDIARIES)

Condensed Consolidated Balance Sheets

(in millions, except share and per share data)

	January 26,	April 28,
	2014	2013
	(unaudited)	(derived from audited financial statements)
ASSETS
Cash and cash equivalents	$24.6	$581.4
Trade accounts receivable, net of allowance	128.7	96.9
Inventories, net	214.9	168.8
Prepaid expenses and other current assets	67.9	70.6
Discontinued operations-assets	2,129.7	2,085.2

Total current assets	2,565.8	3,002.9
Property, plant and equipment, net	364.6	357.2
Goodwill	2,113.0	1,976.1
Intangible assets, net	2,167.1	1,919.8
Other assets, net	106.6	107.1

Total assets	$7,317.1	$7,363.1

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued expenses	$371.6	$329.5
Current portion of long-term debt	19.8	74.5
Discontinued operations-liabilities	351.7	346.4

Total current liabilities	743.1	750.4
Long-term debt, net of discount	3,883.7	3,902.7
Deferred tax liabilities	1,003.2	965.6
Other non-current liabilities	133.5	150.5

Total liabilities	5,763.5	5,769.2

Stockholder’s equity:
Common stock ($0.01 par value per share, shares authorized: 1,000; 10 issued and outstanding)	—	—
Additional paid-in capital	1,587.7	1,590.0
Accumulated other comprehensive loss	(15.8)	(16.4)
Retained earnings (accumulated deficit)	(18.3)	20.3

Total stockholder’s equity	1,553.6	1,593.9

Total liabilities and stockholder’s equity	$7,317.1	$7,363.1

BIG HEART PET BRANDS AND SUBSIDIARIES

(formerly known as DEL MONTE CORPORATION AND SUBSIDIARIES)

Condensed Consolidated Statements of Cash Flows 1 (unaudited)

(in millions)

	Nine Months Ended
	January 26,	January 27,
	2014	2013
Operating activities:
Net income (loss)	$(38.6)	$64.2
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	102.3	117.7
Deferred taxes	(62.3)	(2.9)
Write off of debt issuance costs	1.7	2.9
Loss on asset disposals	3.7	2.4
Stock compensation expense	11.8	3.4
Unrealized gain on derivative financial instruments	(25.1)	(37.3)
Impairment on assets held for sale	193.8	—
Other items, net	(0.6)	—
Changes in operating assets and liabilities	(263.4)	(38.2)

Net cash provided by (used in) operating activities	(76.7)	112.2

Investing activities:
Capital expenditures	(64.5)	(62.7)
Net proceeds from asset disposals	0.2	—
Cash used in business acquisition, net of cash acquired	(334.6)	—
Payment for asset acquisition	—	(12.0)
Purchase of equity method investment	(14.6)	—

Net cash used in investing activities	(413.5)	(74.7)

Financing activities:
Proceeds from short-term borrowings	239.9	9.3
Payments on short-term borrowings	(240.9)	(7.9)
Principal payments on long-term debt	(74.5)	(91.1)
Capital contribution, net	0.7	—

Net cash used in financing activities	(74.8)	(89.7)

Effect of exchange rate changes on cash and cash equivalents	(0.1)	(1.8)
Net change in cash and cash equivalents	(565.1)	(54.0)
Cash and cash equivalents at beginning of period	594.2	402.8

Cash and cash equivalents at end of period	$29.1	$348.8

(1)	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories.

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CONTACTS:

Media Contact	Analyst/Investor Contact
Chrissy Trampedach	Investor Relations
Big Heart Pet Brands	Big Heart Pet Brands
(415) 247-3420	(415) 247-3382
media.relations@bigheartpet.com	investor.relations@bigheartpet.com